As filed with the Securities and Exchange Commission on January 4, 2010.

Registration No. 333-147247

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lumber Liquidators Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-1310817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3000 John Deere Road

Toano, Virginia 23168

(Address of principal executive offices) (Zip Code)

Lumber Liquidators Holdings, Inc.

2007 Equity Compensation Plan;

2006 Equity Plan for Non-Employee Directors;

2004 Stock Option and Grant Plan

(Full title of the plan)

E. Livingston B. Haskell, Esq.

Secretary and General Corporate Counsel

3000 John Deere Road

Toano, Virginia 23168

(Name and address of agent for service)

(757) 259-4280

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by Lumber Liquidators, Inc., a Delaware corporation (the “Predecessor Registrant”), of a holding company form of organizational structure. The holding company organizational structure was implemented by the merger (the “Merger”), in accordance with Section 251(g) of the Delaware General Corporate Law, of Lumber Liquidators Merger Sub, Inc., a Delaware corporation, with and into the Predecessor Registrant, with the Predecessor Registrant being the surviving corporation. In the Merger, which was consummated on December 31, 2009 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor Registrant was converted into the right to receive one share of common stock of Lumber Liquidators Holdings, Inc., a Delaware corporation (the “Registrant”). Pursuant to the Merger, the Predecessor Registrant became a direct, wholly-owned subsidiary of the Registrant.

This Post-Effective Amendment No. 1 to Form S-8 pertains to the adoption by Registrant of Registration No. 333-147247, originally covering 4,300,000 shares of Predecessor Registrant’s common stock. (Such original amount may have subsequently been increased under Rule 416 and may have not included other plan shares registered on other registration statements.)

In accordance with Rule 414, the Registrant, as the successor issuer, expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Exchange Act are incorporated by reference herein:

(a)	The Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Form 10-K”);

(b)	the portions of the Predecessor Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on May 21, 2009 that have been incorporated by reference into the Form 10-K;

(c)	the Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

(d)	the Predecessor Registrant’s Current Report on Form 8-K, filed with the Commission on March 16, 2009 and the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2010; and

(e)	the description of the Registrant’s Common Stock as set forth in Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010, which updates the description of the Predecessor Registrant’s Common Stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on October 24, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except liability for: any breach of the director’s duty of loyalty to us or our shareholders; acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit. The Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Its bylaws also provide that it will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, director, employee or other agent.

The Registrant has in the past and may in the future enter into agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. These agreements will provide for the indemnification of directors and officers to the fullest extent permitted by Delaware law, whether or not expressly provided for in the Registrant’s bylaws, and govern the process by which claims for indemnification are considered.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Post-Effective Amendment No. 1 to the Registration Statement:

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2010).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2010).

4.1	Form of Certificate of Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2010).

5.1	Opinion of Williams Mullen.

10.1	Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan.

10.2	Lumber Liquidators Holdings, Inc. 2006 Equity Plan for Non-Employee Directors.

10.3	Lumber Liquidators Holdings, Inc. 2004 Stock Option and Grant Plan.

23.1	Consent of Ernst & Young.

23.2	Consent of Williams Mullen (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-147247) filed with the Commission on November 9, 2007).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of James City, Commonwealth of Virginia, on January 4, 2010.

LUMBER LIQUIDATORS HOLDINGS, INC.

By:	/S/ E. LIVINGSTON B. HASKELL
E. Livingston B. Haskell
Secretary and General Corporate Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	January 4, 2010
Jeffrey W. Griffiths

*	Chief Financial Officer (Principal Financial and Accounting Officer)	January 4, 2010
Daniel E. Terrell

*	Chairman of the Board of Directors	January 4, 2010
Thomas D. Sullivan

Director
Macon F. Brock, Jr.

*	Director	January 4, 2010
Douglas T. Moore

*	Director	January 4, 2010
John M. Presley

*	Director	January 4, 2010
Martin F. Roper

Signature	Title	Date

*	Director	January 4, 2010
Richard D. Tadler

*	E. Livingston B. Haskell, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to the powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this registration statement.

January 4, 2010	/S/ E. LIVINGSTON B. HASKELL
E. Livingston B. Haskell
Secretary and General Corporate Counsel

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2010).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2010).

4.1	Form of Certificate of Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 4, 2010).

5.1	Opinion of Williams Mullen.

10.1	Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan.

10.2	Lumber Liquidators Holdings, Inc. 2006 Equity Plan for Non-Employee Directors.

10.3	Lumber Liquidators Holdings, Inc. 2004 Stock Option and Grant Plan.

23.1	Consent of Ernst & Young.

23.2	Consent of Williams Mullen (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-147247) filed with the Commission on November 9, 2007).